Exhibit 99.1
Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, NY 10036
212 832 3232

Contact:
Robert Klemens
Vice President
Communications
212 796 9377

Cohen & Steers Appoints Jon Cheigh as President

NEW YORK, December 17, 2024—Cohen & Steers, Inc. (NYSE: CNS) has appointed Jon Cheigh as President, effective January 1, 2025. Mr. Cheigh remains Chief Investment Officer and will continue to focus the majority of his time on leading the investment department. The appointment reflects Mr. Cheigh's success as a leader and mentor, and is part of the firm’s long-term planning for leadership by investment professionals.

Mr. Cheigh joined Cohen & Steers in 2005 as a research analyst on the U.S. Real Estate team. He was promoted to portfolio manager in 2008, was made Head of Global Real Estate in 2012 and Chief Investment Officer in 2019.

Joseph Harvey, Chief Executive Officer, said:
"We were fortunate to recruit Jon 20 years ago. Over the years, Jon has played a transformative role in our real estate team and investment department, having consistently delivered alpha and instituted a culture of creativity, innovation, teamwork and excellence. Jon’s appointment as President not only acknowledges his significant impact but also sets the stage for the next generation of leadership to ensure the continued success and growth of our firm."

Jon Cheigh, Chief Investment Officer, said:
"While I will continue to focus on coaching investment teams and elevating our industry leading investment performance, I look forward to working with Joe and the Executive Committee to drive the strategic growth of the firm. I would like to thank Joe, Bob Steers and Marty Cohen for their many years of mentorship.”

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers
CONTACT: Robert Klemens
Vice President, Communications, Cohen & Steers
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbol: NYSE: CNS

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